Exhibit 99.1

Hancock Fabrics Announces Strategic Restructuring Initiatives and Delay in Reporting 2005 Results

BALDWYN, Miss.--(BUSINESS WIRE)--Jan. 27, 2006--Hancock Fabrics, Inc. (NYSE: HKF), today announced several strategic restructuring initiatives designed to improve the Company's performance, together with updates on certain other financial and accounting issues. Additionally, the Company announced that it will re-inventory all stores prior to finalizing results for its year ending January 28,2006. This will delay the reporting of year end results and possibly delay the filing of the Company's Annual Report on Form 10-K beyond its due date of April 13, 2006.

Strategic Restructuring Initiatives:

Store Closings

Management's most recent review of store performance has resulted in a decision to close approximately 50 stores in 2006, representing $32 million in annualized sales and approximately $3 million in operating losses. Many of these stores have lease commitments that extend past 2006, and it is expected that the continuing occupancy costs for periods beyond the projected closing dates will total $8 million over a number of future years. As these stores are closed, charges to earnings will be recorded to the extent that the $8 million of continuing occupancy costs exceed amounts estimated to be recoverable through subleasing the properties or early termination of the leases. Hancock will be engaging a national firm to assist the Company in the process of marketing these properties and/or negotiating with landlords for early terminations, in an attempt to maximize recoveries.

The inventory in the stores identified for closing will be liquidated through major sale events in the weeks preceding the closings. In all likelihood, there will be losses incurred as a result of liquidation pricing during this process that will be recorded as incurred. In addition, there are long-lived assets associated with these stores, totaling $2 million, which will be reviewed for impairment as part of the year-end closing process for 2005. It is probable that a substantial portion of these assets will be determined to be impaired, requiring a non-cash charge, since their future cash flows will not be expected to be adequate to recover the carrying amount of the assets.

Store Operations Realignment

Reflecting the planned reduction in number of stores and to leverage its recent investments in merchandising technology, the Company will reduce its number of operating districts from 47 to 36 and its regions from five to three. The elimination of these thirteen district and/or regional management positions is expected to reduce expenses by approximately $1.1 million on an annualized basis. Severance costs associated with this decision approximate $700,000 and will be accrued in the fourth quarter of 2005.

Re-Inventory of Stores:

Recent store physical inventory counts resulted in exceptions at a rate higher than were deemed acceptable. The exceptions found were both positive and negative. Accordingly, the Company is undertaking a complete physical inventory of all stores to confirm an accurate count of inventory. The Company is now in the process of planning the inventory schedule and estimates that it will take six to ten weeks to complete the re-inventory process, which could cause the Company to delay filing its Form 10-K by the SEC's deadline. The cost of completing this project will be significant, $2-$3 million, and although some of this expense will represent just an acceleration of inventory costs into February and March that would have been otherwise incurred in connection with inventory count rotations later in 2006, there will be a meaningful portion of the cost that will be incremental.

In commenting on these announcements, Jane Aggers, Chief Executive Officer, said, "The decisions to close underperforming stores and realign our operations management were difficult for us because of the effect on our associates. However, these are steps we must take to right-size our expense structure and improve our asset productivity. We also expect that the decision to re-inventory our entire store base, while certainly ill-timed from a financial reporting perspective, will achieve a very positive result by putting Hancock on the road to a perpetual inventory system enabling more informed merchandising decisions."

Update on Accounting and Other Issues:

Sale of Real Estate

Two store sale/leaseback transactions and the sale of the Company's former distribution center have been completed since the end of the third quarter, yielding cash proceeds totaling approximately $7 million. Four smaller buildings near the former distribution center and one other store property remain to be sold which, if executed, could raise as much as $4 million in 2006.

Debt

Reflecting the cash generated by the real estate transactions, the normal sell-down of merchandise in the fourth quarter and a tightening of merchandise purchases, Hancock's debt under its $110 million credit facility has been reduced from $62 million at the end of the third quarter to $51 million today. As computed in accordance with the credit facility, the Company now has $33 million of excess borrowing availability.

Asset Impairment

As with the aforementioned store closing analysis, reviews for potential impairment of long-lived assets will likely affect a greater number of stores this year, including stores that are not scheduled for closing. The impairment review will be performed as part of the year end closing process and any such impairment will result in a non-cash charge to earnings in 2005.

Pension Liability

As discussed in the third quarter Form 10-Q, the Company's pension plan funded status continues to be adequate under the guidelines of ERISA and, therefore, no cash contribution to the plan is required in 2005. However, accounting rules dictate that a liability is recorded when the actuarially computed benefit obligations exceed the fair value of the plan's assets, as is the case with the Company's plan. Such a liability is recorded as a non-cash reduction in shareholders' equity, not as an expense in the Statement of Operations.

Management is finalizing work to quantify the required non-cash charge to equity. Based on currently available information, it is expected that the Company's pension asset of $12 million will be written off and a long-term liability of $7 million will be recorded, with a corresponding reduction in equity of $19 million. If it is determined under SFAS No. 109, "Accounting For Income Taxes", that it is more likely than not that a tax benefit will ultimately be utilized by the Company in future years for the amount of this charge, the equity charge will be reduced by $7 million.

Had Hancock elected to make a $7 million voluntary cash contribution to the plan, no charge to equity would have been required; however, management elected not to make such a contribution because significant cash contributions in past years - most recently, $17 million in 2002 - have increased the funded status to $65 million which is considered to be fully funded under ERISA's guidelines. During 2004, the Company took steps to reduce the need for future contributions to the pension plan by transitioning employees under the age of 40 into a 401(k) plan and giving employees over the age of 40 the choice of staying in the pension plan or converting to the 401(k) plan. Full-time employees hired after December 31, 2004 are eligible for the 401(k) plan, but not the pension plan.

Hancock Fabrics, Inc. is a specialty retailer serving the creative enthusiast with a wide selection of fabric and related home sewing and decorating accessories. The Company operates 443 retail fabric stores in 43 states and operates an internet store under the domain name, www.hancockfabrics.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company's data processing services and other contingencies discussed in the Company's Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:  Hancock Fabrics, Inc.
        Bruce Smith, 662-365-6112